Exhibit 99.1

BreitBurn Energy Partners L.P. Appoints Mark L. Pease as

Chief Operating Officer

LOS ANGELES, Dec. 27, 2007 — BreitBurn Energy Partners L.P. (NASDAQ:BBEP), an oil and gas master limited partnership, today announced the appointment of Mark L. Pease as Chief Operating Officer effective immediately, overseeing company-wide operations from BreitBurn’s rapidly growing Houston office.

Mr. Pease has more than 27 years of experience in the oil and gas industry with Anadarko Petroleum, where he was a Senior Vice President responsible for all exploration and production in North America, overseeing production of approximately 330,000 barrels of oil equivalent per day with a $2.6 billion annual capital budget.  During his career at Anadarko, Mr. Pease had worldwide responsibility for drilling, major project management, production technology and corporate planning as well as serving on the Executive Committee.  He began his career with Anadarko in 1979 as an engineer and continued to hold positions of increasing responsibility. He was General Manager of Anadarko Algeria in 1993, Vice President, Algeria in 1998, Vice President, Engineering and Technology and Vice President, International and Alaska Operations in 2001, Vice President, U.S. Onshore and Offshore in 2002 and Senior Vice President, North America in 2004. Mr. Pease graduated from the Colorado School of Mines in 1978 with a B.S. degree in petroleum engineering. He has served on the Board of Directors for Junior Achievement of Southeast Texas.

Hal Washburn, Co-CEO of BreitBurn, said, “We are very pleased to welcome Mark to our team. His extensive experience managing operations throughout North America is a perfect fit for BreitBurn’s strategic focus. Mark has an excellent track record of driving profitable, disciplined growth in oil and gas production and reserves and we are confident his expertise will help us further maximize the value of our assets while continuing to facilitate our ongoing growth initiatives.  Mark’s presence in Houston will also be an important element of BreitBurn’s increased visibility in the market for acquiring accretive oil and gas assets in the years ahead.”

About BreitBurn Energy Partners L.P.

BreitBurn Energy Partners L.P. is an independent oil and gas limited partnership focused on the acquisition, exploitation and development of oil and gas properties.  BreitBurn’s assets consist primarily of producing and non-producing crude oil and natural gas reserves located in the Los Angeles Basin in California, the Wind River and Big Horn Basins in central Wyoming, the Permian Basin in West Texas, the Sunniland Trend in Florida, and the Antrim Shale in Michigan and the New Albany Shale in Indiana and Kentucky.  Visit BreitBurn online at www.BreitBurn.com

Cautionary Statement Relevant to Forward - Looking Information for the Purpose of “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements relating to BreitBurn’s operations that are based on management’s current expectations of its operations. Words such as “maximize the value” and “ongoing growth initiatives” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, BreitBurn undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Many of the important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth under the heading “Risk Factors” incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2006, and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, filed November 14, 2007 and other filings with the Securities and Exchange Commission. Unpredictable or unknown factors not discussed therein also could have material adverse effects on forward-looking statements.

Contact:

BreitBurn Energy Partners L.P.

James G. Jackson, 213-225-5900 x273 (Investor Relations)

Executive Vice President and Chief Financial Officer

or

Ruder Finn/West

Pierre Hirsch, 415-692-3060

BBEP-IR